Exhibit 99.1

INSTEEL INDUSTRIES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., January 19, 2012 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported a net loss of $0.2 million ($0.01 per share) for the first quarter of fiscal 2012 compared with a net loss of $7.6 million ($0.44 per share) in the first quarter of fiscal 2011. The net loss for the current year quarter includes a $0.4 million gain on the early extinguishment of debt ($0.01 per share after-tax) and $0.6 million of restructuring charges ($0.02 per share after-tax) related to the November 2010 acquisition of certain of the assets of Ivy Steel & Wire, Inc. (“Ivy”). The net loss for the prior year quarter includes $7.1 million of restructuring charges and acquisition-related costs associated with the Ivy acquisition ($0.25 per share after-tax).

Insteel’s financial results for the first quarter of fiscal 2012 were favorably impacted by the increased contribution from the Ivy facilities, widening spreads between selling prices and raw material costs, and lower unit conversion costs relative to the prior year quarter. Demand for the Company’s products remained at depressed levels during the quarter due to the ongoing weakness in the construction sector, which was compounded by the usual seasonal downturn. Insteel’s capacity utilization for the quarter was 42% compared with 35% in the first quarter of fiscal 2011 and 49% in the fourth quarter of fiscal 2011.

Net sales for the first quarter of fiscal 2012 increased 62.1% to $84.8 million from $52.3 million in the first quarter of fiscal 2011 primarily due to the inclusion of the Ivy facilities for the entire quarter in the current year and higher average selling prices. Shipments for the first quarter of fiscal 2012 increased 40.4% from the prior year quarter and average selling prices increased 15.5%. On a sequential basis, shipments decreased 13.8% from the fourth quarter of fiscal 2011 and average selling prices decreased 0.7%.

Operating activities used $0.7 million of cash for the first quarter of fiscal 2012 compared with $5.1 million in the first quarter of fiscal 2011. Net working capital used $2.9 million of cash during the current year quarter while providing $2.0 million in the prior year quarter. Capital expenditures for the current year quarter were $1.0 million compared with $0.5 million in the prior year quarter, and are expected to total less than $10.0 million for fiscal 2012. In December 2011, the Company prepaid the remaining balance outstanding on the subordinated note that was issued in connection with the Ivy acquisition for $12.4 million, which was funded through borrowings on its $75.0 million revolving credit facility. The amount of the prepayment represents a discount of $0.4 million, which was recorded as the gain on the early extinguishment of debt for the quarter. Insteel ended the quarter with $16.4 million drawn and $57.5 million of additional borrowing capacity available on its revolving credit facility.

Ivy Acquisition and Restructuring Activities

Following the completion of the Ivy acquisition and related plant consolidations in fiscal 2011, the Company has been reconfiguring certain of its welded wire reinforcement operations and redeploying equipment across locations in order to achieve further improvements in its operating costs and customer

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

service capabilities. The $0.6 million of net restructuring charges recorded during the quarter was primarily related to equipment relocation and facility closure costs.

Outlook

Commenting on the outlook for the balance of fiscal 2012, Insteel’s president and CEO, H.O. Woltz III said, “Although demand in our construction end-markets appears to be stabilizing, we expect that business conditions will remain challenging until a more marked and sustained recovery commences in the labor market as well as in the overall economy. In the interim, we will remain focused on the operating fundamentals of our business and our ongoing process improvement initiatives.

“With the integration of the Ivy acquisition and reconfiguration of our welded wire reinforcement operations essentially behind us, we will be ramping up the equipment that was redeployed in the coming months. As we move further into the year, we expect to realize significant cost reductions at the facilities that have been impacted. We believe the actions that we have taken have further strengthened Insteel’s market leadership position and future earnings potential.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter 2012 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 1, 2011. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements

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INSTEEL INDUSTRIES, INC.

that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties in realizing the anticipated synergies, including reduced operating costs, associated with the acquisition of certain of the assets of Ivy; general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction, particularly commercial construction, and the impact on demand for Insteel’s products; the duration and magnitude of a new federal transportation funding authorization and the amount of the infrastructure-related funding provided for that requires the use of Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States (“U.S.”) or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 1, 2011 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 31, 2011	January 1, 2011
Net sales	$84,811	$52,306
Cost of sales	80,152	52,441
Gross profit (loss)	4,659	(135)
Selling, general and administrative expense	4,592	4,168
Gain on early extinguishment of debt	(425)	-
Restructuring charges, net	599	4,390
Acquisition costs	-	2,750
Other income, net	(70)	(13)
Interest expense	253	151
Interest income	-	(13)
Loss before income taxes	(290)	(11,568)
Income taxes	(110)	(3,940)
Net loss	$(180)	$(7,628)

Net loss per share:
Basic	$(0.01)	$(0.44)
Diluted	$(0.01)	$(0.44)

Weighted average shares outstanding:
Basic	17,610	17,511
Diluted	17,610	17,511

Cash dividends declared per share	$0.03	$0.03

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	$000,00.00	$000,00.00
	(Unaudited) December 31, 2011	(Audited) October 1, 2011
Assets
Current assets:
Cash and cash equivalents	$10	$10
Accounts receivable, net	36,129	41,971
Inventories, net	73,402	76,374
Other current assets	4,602	4,093
Total current assets	114,143	122,448
Property, plant and equipment, net	88,420	89,484
Other assets	5,274	4,598
Total assets	$207,837	$216,530

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$27,874	$38,607
Accrued expenses	6,638	7,377
Current portion of long-term debt	-	675
Total current liabilities	34,512	46,659
Long-term debt	16,383	13,481
Other liabilities	8,802	7,916
Shareholders’ equity:
Common stock	17,613	17,609
Additional paid-in capital	49,094	48,723
Retained earnings	83,448	84,157
Accumulated other comprehensive loss	(2,015)	(2,015)
Total shareholders’ equity	148,140	148,474
Total liabilities and shareholders’ equity	$207,837	$216,530

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	$000,00.00	$000,00.00
	Three Months Ended
	December 31, 2011	January 1, 2011
Cash Flows From Operating Activities:
Net loss	$(180)	$(7,628)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	2,406	2,054
Amortization of capitalized financing costs	20	20
Stock-based compensation expense	369	539
Gain on early extinguishment of debt	(425)	-
Asset impairment charges	(11)	2,868
Excess tax benefits from stock-based compensation	(5)	-
Deferred income taxes	(116)	(3,969)
Increase in cash surrender value of life insurance policies over premiums paid	(290)	(248)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	5,842	2,614
Inventories	2,972	3,442
Accounts payable and accrued expenses	(11,679)	(4,038)
Other changes	368	(745)

Total adjustments	(549)	2,537

Net cash used for operating activities	(729)	(5,091)

Cash Flows From Investing Activities:
Capital expenditures	(1,008)	(506)
Proceeds from surrender of life insurance policies	16	-
Proceeds from sale of property, plant and equipment	15	-
Increase in cash surrender value of life insurance policies	(427)	-
Acquisition of business	-	(37,588)

Net cash used for investing activities	(1,404)	(38,094)

Cash Flows From Financing Activities:
Proceeds from long-term debt	41,520	109
Principal payments on long-term debt	(38,868)	(109)
Cash received from exercise of stock options	1	-
Excess tax benefits from stock-based compensation	5	-
Cash dividends paid	(529)	-
Other	4	37

Net cash provided by financing activities	2,133	37

Net decrease in cash and cash equivalents	-	(43,148)
Cash and cash equivalents at beginning of period	10	45,935
Cash and cash equivalents at end of period	$10	$2,787

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$552	$36
Income taxes	33	709
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	342	73
Declaration of cash dividends to be paid	-	527
Note payable issued as consideration for business acquired	-	13,500

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INSTEEL INDUSTRIES, INC.